    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 5, 1995

                                                    Registration No. 33-52745

=============================================================================




                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                   ----------


                         POST-EFFECTIVE AMENDMENT NO. 1
                                       to
                                    FORM S-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                                   ----------


                            HORRIGAN AMERICAN, INC.
             (Exact name of registrant as specified in its charter)



          Pennsylvania                            23-2224614
(State or other jurisdiction of    (I.R.S. employer identification number)
incorporation or organization)



             6 Commerce Drive, Shillington, Pennsylvania 19607-9704
                                  610-775-5199
         (Address and telephone number of principal executive offices)



                          J.F. Horrigan, Jr., Chairman
                            Horrigan American, Inc.
                                 P.O. Box 13428
                        Reading, Pennsylvania 19612-3428
                                  610-775-5199
           (Name, address and telephone number of agent for service)



                                    Copy to:
                Michael B. Jordan, Esq., Drinker Biddle & Reath
           1345 Chestnut Street, Suite 1100, Philadelphia, Pa. 19107
                                  215-988-2700



============================================================================

        As of the date of filing of this amendment, $10,503,100 aggregate principal amount of the Subordinated Investment Certificates registered under this registration statement remain unsold. The registrant hereby removes such unsold securities from registration under this registration statement.

        The powers of attorney pursuant to which this amendment is signed appear on the signature page of the registration statement as originally filed on March 18, 1994.

                                   SIGNATURES

      Pursuant to the registration requirements of the Securities Act of 1933, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reading, and Commonwealth of Pennsylvania on the 31st day of August, 1995.


                                       HORRIGAN AMERICAN, INC.



                                       By   /s/  John F. Horrigan, Jr.
                                         ----------------------------------
                                                 John F. Horrigan, Jr.
                                                       Chairman


      Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed below by the following persons in the capacities and on the dates indicated.

       Signature                       Title                        Date
       ---------                       -----                        ----


/s/ John F. Horrigan, Jr.    Chairman of the Board of         August 31, 1995
--------------------------   Directors and Director
John F. Horrigan, Jr.

            *                President (principal execu-
--------------------------   tive officer) and Director
Arthur A. Haberberger

            *                Senior Vice President
--------------------------   (principal financial and
Robert Ordway                accounting officer)

            *                Director
--------------------------
Richard W. Horrigan

            *                Director
--------------------------
W. Michael Horrigan

            *                Director
--------------------------
Sidney D. Kline, Jr.

            *                Director
--------------------------
John A. Mullineaux

            *                Director
--------------------------
Elizabeth Horrigan Rathz

            *                Director
--------------------------
Richard W. Horrigan, Jr.

            *                Director
--------------------------
Althea L. A. Skeels


             *By /s/ John F. Horrigan, Jr.
                -----------------------------                August 31, 1995
                   John F. Horrigan, Jr.,
                      Attorney-in-Fact